EXHIBIT 3.1.c


                           CERTIFICATE OF DESIGNATION
                                       OF
                    SERIES B 10% CONVERTIBLE PREFERRED STOCK
                                       OF
                                   ACTV, INC.

        Pursuant to Section 151 of the Delaware General Corporation Law, ACTV, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law that pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board adopted the following resolution authorizing the creation and issuance of a series of 6,110 shares of Series B 10% Convertible Preferred Stock, (the "Series B Preferred Stock" or the "Series"), which resolution is as follows:

               RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates a series of 6,110 shares of Series B Preferred Stock, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock of all series, if any) as follows:

               1. Designation. The shares of the series shall be designated "Series B 10% Convertible Preferred Stock", "Series B Preferred Stock," or the "Series"), and the number of shares constituting the Series shall be 6,110.

               2. Dividends. Holders of the Series B Preferred Stock (the "Holders") shall be entitled to an annual cumulative dividend of ten percent (10%) of the Liquidation Value of the Series B Preferred Stock, from the date of issuance and compounded quarterly. Dividends will be payable on the first day of each calendar quarter commencing January 1, 1999, in one of the following forms, at the option of the Corporation, (i) in cash or (ii) by increasing the Liquidation Value per share of Series B Preferred Stock compounded quarterly. Dividends payable for any period less than a full year, will be computed on the basis of a 360 day year with equal months of 30 days.

               3. Liquidation.

                      (a) Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after provision for the payment of creditors, the Holders shall be entitled to be paid an amount equal to $1,000.00 plus any accrued but unpaid dividends ("Liquidation Value") per share of Series B Preferred Stock held, before any distribution or payment is made upon any shares of the common stock of the Corporation (the "Common Stock") and any other series of stock junior to the Series B Preferred Stock but subject to the prior preferences of any series or class of stock of the Corporation senior to the Series B Preferred Stock, of which there are none outstanding as of the date hereof.

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                      (b) Ratable  Distribution. If upon any  liquidation,
dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series B Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any senior stockholders shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.

               4. Voting Rights. Except as required under Delaware law, the Holders shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any proceeding or meeting of the stockholders; provided, however, as long as at least 1,000 shares of Series B Preferred Stock are outstanding, the holders of a majority of the then outstanding Series B Preferred Stock shall have the right to appoint Mr. Jess Ravich as an observer who shall be entitled to attend all meetings of the Corporation's Board of Directors and to receive all notices, requests for resolutions by written consent without a meeting, and all other materials provided to the Corporation's Directors generally; provided, further, that such appointee shall be obligated to execute such confidentiality and non-use agreement as reasonably required by the Corporation.

               5. Conversion Rights. The Series B Preferred Stock shall be convertible into the common stock of the Corporation ("Common Stock") as follows:

                      (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, a Holder shall have the right at any time on or after November 13, 1999, and from time to time thereafter, to convert any of such shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock of the Corporation at the then Conversion Rate (as determined herein), upon the terms hereinafter set forth; provided, however, all Series B Preferred Stock outstanding as of November 13, 2008 shall, at the option of the Corporation, automatically convert into the Corporation's Common Stock at the then Conversion Rate or be redeemed for cash at the then Liquidation Value.

                      (b) Conversion Rate. Prior to February 13, 2000, each share of Series B Preferred Stock is convertible into a number of shares of Common Stock of the Corporation equal to the Liquidation Value divided by $2.00, subject to adjustment as set forth in Section 5(d) hereof (the "Conversion Rate"). Each share of Series B Preferred Stock outstanding on or after February 13, 2000 is convertible into a number of shares of Common Stock equal to the product of 150% multiplied by the quotient of (a) the Liquidation Value and (b) the Conversion Rate.

                      (c) Mechanics of Conversion. The Holder may exercise the conversion right specified in Section 5(a) by giving written notice, which may be by telecopier or facsimile, to the Corporation, that the Holder elects to convert a stated number of shares of Series B Preferred Stock into a stated number of shares of Common Stock, and by surrendering the certificate or certificates representing the Series B Preferred Stock so to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued. The Common Stock issued upon conversion will be registered (subject to the terms of that certain Registration Rights Agreement entered into by the Corporation and certain Investors as defined therein, dated as of November 13, 1998), listed, freely tradeable and will be delivered within three
(3) business days of conversion.

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                      (d) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

                          (1) Consolidation, Merger, Sale, Lease or Conveyance.
In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holder of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock.

                          (2) Stock Dividends, Subdivisions, Reclassification or
Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

                      (e) Approvals. Subject to Section 5(c), if any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series B Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                      (f) Valid Issuance. All shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

               6. Redemption by the Corporation.

                      (a) The Corporation shall have the right to redeem any or all of the outstanding shares of Series B Preferred Stock at a price equal to 110% of the Liquidation Value per share, plus any accumulated but unpaid dividends through the date of redemption (including the pro-rata portion of the dividends that would otherwise be payable for the quarter during which the redemption occurs) from time to time upon twenty (20) business days prior written notice. Such shares of Series B Preferred Stock shall be

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

redeemed pro-rata from each Holder in proportion to their ownership of Series B Preferred Stock. Payment for the shares of Series B Preferred Stock shall be by certified or cashier's check payable to the order of the Holder whose shares are subject to redemption or by wire transfer to an account designated by such Holder. The redemption by the Corporation of all or any part of the Series B Preferred Stock pursuant to this Section 6 is subject to the provisions of applicable law with respect to such redemption. Nothing contained herein shall preclude the Corporation from purchasing any Series B Preferred Stock in separate transactions or in any other manner.

                      (b) The notice described in Section 6 shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid to the Holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation (i) notifying the holders of the Corporation's election to redeem shares of Series B Preferred Stock, (ii) the date of such redemption, (iii) the number of shares of Series B Preferred Stock to be redeemed, (iv) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the redemption price thereof, and (v) stating the name and address of any redemption agent selected by the Corporation, and the name and address of the Corporation's transfer agent for the Series B Preferred Stock. Such notice of redemption may be rescinded by the Corporation by delivering a notice of rescission to the Holder(s) at any time prior to the applicable redemption date.

                      (c) If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the redemption price, then each Holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this Certificate until and including the date prior to the redemption date. If the Corporation shall default in making payment or delivery as aforesaid on the redemption date, then each Holder of the shares called for redemption shall be entitled to all preferences and other rights accorded by this Certificate until and including the date prior to the date when the Corporation makes payment of delivery as aforesaid to the Holders of the Series B Preferred Stock. From and after the redemption date, the shares called for redemption shall no longer be deemed outstanding, and all rights of the holders of such shares, shall be surrendered.

               7. Covenants. In addition to any other rights provided by law, so long as any Series B Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of the Series B Preferred Stock, will not:

                      (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series B Preferred Stock, or increase the number of shares of Series B Preferred Stock authorized hereby;

                      (b) authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends or assets upon liquidation senior or equal to any such preference or priority of the Series B Preferred Stock;

                      (c) reclassify any class or series of any stock junior in liquidation rights to the Series B Preferred Stock ("Junior Stock") into stock in parity with the Series B Preferred Stock with respect to liquidation rights ("Parity Stock"), (Parity Stock shall include the Series A 7% Convertible Preferred

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

Stock), or stock senior to the Series B Preferred Stock with respect to liquidation rights ("Senior Stock") or reclassify any series of Parity Stock into Senior Stock;

                      (d) declare or pay on any Junior Stock or Parity Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock or Parity Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock or Parity Stock, unless all dividends to which the holders of Series B Preferred Stock shall have been entitled for all previous dividend periods shall have been either (i) paid in cash or in kind or (ii) declared and a sum of money sufficient for the payment thereof set apart; provided, further, that dividends payable on the Series B Preferred Stock shall be paid in cash if the dividends paid on any Junior Stock or Parity Stock for the related period is paid in cash, and that dividends payable on the Series B Preferred Stock shall be paid in kind if the dividends paid on any Junior Stock or Parity Stock for the related period is paid in kind;

                      (e) (i) consolidate with or be a party to a merger with any other entity, or sell, lease or otherwise dispose of all or substantially all of its assets, except that any person may merge or consolidate with or into the Corporation so long as in any merger or consolidation involving the Corporation, the Corporation is the surviving or continuing entity representing at least 50% of the merged or consolidated entity and such merger or consolidation would not otherwise result in a breach of any of the covenants contained in this Section 7, or (ii) approve or authorize a change in control of the Corporation, which shall be defined as (A) any acquisition or a series of related acquisitions by any person (or a group as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, a "Group") of more than 50% of the total voting power of all classes of capital stock of the Corporation entitled to vote generally for the election of the Corporation's Board of Directors, or (B) any acquisition or series of related acquisitions by any person or Group of the power to elect, appoint or cause the election or appointment of at least a majority of the Corporation's Board of Directors; unless prior to or concurrent with consummation of any event under (i) or (ii), all Series B Preferred Stock then outstanding is redeemed by the Corporation upon the terms set forth in Section 6(a);

                      (f) redeem any Parity Stock or Junior Stock, including the Corporation's Series A 7% Convertible Preferred stock, but specifically excluding Common Stock, while any shares of the Series B Preferred Stock are outstanding; or

                      (g) file for voluntary bankruptcy under the federal bankruptcy laws.

               8. No Preemptive Rights. Except as provided herein, no holders of Series B Preferred Stock, nor of the security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire Series B Preferred Stock, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

               9. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

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

               10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

               11. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

               12. Status of Reacquired Shares. Shares of Series B Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock issuable in series undesignated as to series and may be redesignated and reissued.

                         [Signatures on following page]

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

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Chief Executive Officer and attested to this 12th day of November 1998.

                                            ACTV, INC.



                                            By: /s/ WILLIAM C. SAMUELS
                                                ----------------------
                                                William C. Samuels,
                                                Chief Executive Officer


ATTESTED


/s/ CHRISTOPHER CLINE
---------------------
Secretary

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